Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of China Commercial Credit, Inc. (the “Company”) on AMENDMENT NO. 1 TO FORM S-3 (File No.: 333-217473) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 6, 2017, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum Bernstein & Pinchuk LLP

Shanghai, China

June 16, 2017

SHANGHAI OFFICE • Suite 1006 • Tower 1, Jing An Kerry Centre • 1515 West Nanjing Road • Shanghai, China • 200040

Phone 8621.6054.5845 • Fax 8621.5212.5418 • www.marcumbp.com